Exhibit Number 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS THAT MANAGEMENT OF ITS CONSUMER FINANCE

SUBSIDIARY HAS EXPRESSED AN INTEREST IN ACQUIRING FINANCE UNIT

DALLAS, TX, May 14, 2007 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today announced that it has received an unsolicited and non-binding letter of interest from management of First Consumer Credit, Inc., its consumer finance subsidiary, to acquire the finance business. Among other items, completion of the transaction is subject to securing financing for the transaction, approval of the Company’s board of directors and entry into a definitive agreement.

“Provided management of First Consumer Credit obtains the necessary financing and our board of directors approves the transaction, we expect the transaction will be completed within 90 days,” said Murray H. Gross, chairman and chief executive officer.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The business of the Company’s consumer financing subsidiary is to source and service retail installment obligations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.